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                      CONSENT OF MCDONALD INVESTMENTS, INC.


    We hereby consent (i) to the use of our opinion letter to the Board of Directors of The Somerset Group, Inc. ("Somerset") included as Annex B to the proxy statement and prospectus relating to the transaction provided for by that certain Agreement and Plan of Reorganization dated as of April 19, 2000, by and between Somerset and First Indiana Corporation and (ii) to the references to our firm and such opinion in such proxy statement and prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           McDONALD INVESTMENTS, INC.



April 17, 2000